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                                                                    EXHIBIT 99.1

             SIERRA PACIFIC, NEVADA POWER FILE MERGER APPLICATION
                       WITH PUBLIC UTILITIES COMMISSION

     RENO and LAS VEGAS, Nevada (July 7, 1998) -- Sierra Pacific Resources (NYSE: SRP) and Nevada Power Company (NYSE, PSE: NVP) filed a joint merger application today with the Public Utilities Commission of Nevada (PUCN). The application includes written testimony describing how the proposed merger will accelerate customer choice for electricity in Nevada. The testimony also explains the financial implications of the merger transaction.

                        SALE OF POWER PLANTS PROPOSED

     In the filing, Nevada Power and Sierra Pacific propose selling their generating plants. Capital raised by the sale will be reinvested primarily in new transmission and distribution facilities to serve the growing energy needs of Nevada, the fastest growing state in the nation. Expansion of the state's electric transmission system will give customers more choices for electric providers when Nevada is opened to utility competition by December 31, 1999, according to the testimony.

     Divestiture of generation, along with new investments in additional high-voltage transmission capacity, will help create robust competition in the retail energy market, the testimony states.

     The sale will include generating plants owned by Sierra Pacific and Nevada Power. Experts from both companies are creating a divestiture process that will maximize the value of generation assets and aid in the development of workable competition. Credit Suisse First Boston has been hired to assist with the design and implementation of an auction process, on a schedule that can be completed coincident with retail open access in Nevada.

     Sierra Pacific and Nevada Power are proposing to sell their electric generation if the merger is completed.

     The companies intend to sell the generating plants to qualified purchasers who will continue to efficiently and reliably operate these facilities, which are vital to the communities where they are located, the customers they serve and the state's economy.

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     "The highly skilled employees at these plants are essential contributors to the value of these assets," said Michael R. Niggli, president and chief operating officer of Nevada Power. "We expect the value of this workforce will be recognized during the auction process, and will be reflected in the purchase prices of the units."

                     MEETING THE NEEDS OF A GROWING NEVADA

     "Our vision is to create a premier distribution, transmission and energy services company," Niggli said. "This merger is about growth, opportunity and maximizing shareholder value in the face of the dramatic changes taking place in the utility industry. This combination will allow us to capitalize on the rapid customer growth in our territory and convert it to bottom line growth."

     "With divestiture of the merged company's generating facilities and by expanding our electric transmission system, we'll be jump starting Nevada's entry into competitive energy markets. The benefit to consumers is that they will have more energy choices," said Malyn K. Malquist, chairman, president and chief executive officer of Sierra Pacific Resources.

     "In a restructured industry, bigger is better. Because of the savings and efficiencies that will result from the merger we'll be able to offer the new services and stable prices that customers will demand," he added. "These products and services will be offered by a strong, Nevada-based company."

                 PROPOSAL INCLUDES PRICE CAP, SHARED EARNINGS

     The companies are proposing a long-term freeze in prices for regulated utility services (transmission and distribution). Beginning December 31, 1999, electric generation will be deregulated and prices for that component of service will be set by the market.

     An incentive mechanism through which net merger and other benefits are shared by customers and investors has also been proposed. Earnings over 12 percent return on equity will be shared with customers on a 50/50 basis, according to the proposal. A similar agreement already in effect for Sierra Pacific is expected to result in a refund for customers in 1998 based on the company's strong financial performance in 1997.

     Among other issues addressed in the PUCN merger application are:
        The impact of the merger on competition and electricity prices; Operation of the electric transmission system to ensure competing energy suppliers have equal access to customers;
        Benefits of the merger to employees and stockholders;

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                        A SILVER STATE MERGER OF EQUALS

     Following the merger, Sierra Pacific Resources, the holding company for Sierra Pacific Power, will become the holding company for both Nevada Power and Sierra Pacific Power and other subsidiaries. Nevada Power and Sierra Pacific Resources stockholders will each own approximately 50 percent of the combined company at the close of the transaction, and both companies will be represented equally on the new company's board of directors. The utilities will retain their existing identities in their respective service areas.

     The holding company will be headquartered in Reno and the utility subsidiaries will be based in Las Vegas. Sierra Pacific's natural gas and water operations will continue to be headquartered in Reno.

     Niggli will become chairman and chief executive officer of the holding company and chairman of its subsidiaries. Malquist will become president and chief operating officer of the holding company and president and chief executive officer of Nevada Power Company and Sierra Pacific Power. Charles A. Lenzio, currently chairman and chief executive officer of Nevada Power Company, will retire upon completion of the transaction.

     The merger is conditioned upon the approval of the PUCN, common stockholders of both companies, the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

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THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD-LOOKING STATEMENTS REFLECT NUMEROUS ASSUMPTIONS, AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE: ELECTRIC LOAD AND CUSTOMER GROWTH; ABNORMAL WEATHER CONDITIONS; AVAILABLE SOURCES AND COST OF FUEL AND GENERATING CAPACITY; THE SPEED AND DEGREE TO WHICH COMPETITION ENTERS THE POWER GENERATION, WHOLESALE AND RETAIL SECTORS OF THE ELECTRIC UTILITY INDUSTRY; STATE AND FEDERAL REGULATORY INITIATIVES THAT INCREASE COMPETITION, THREATEN COST AND INVESTMENT RECOVERY, AND IMPACT RATE STRUCTURES; THE ABILITY OF THE COMBINED COMPANY TO SUCCESSFULLY REDUCE ITS COST STRUCTURE; THE ECONOMIC CLIMATE AND GROWTH IN THE SERVICE TERRITORIES OF THE TWO COMPANIES; ECONOMIES GENERATED BY THE MERGER; INTEREST COSTS AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE TWO COMPANIES' SEC REPORTS.

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NOTE TO EDITORS: TODAY'S NEWS RELEASE, ALONG WITH OTHER NEWS ABOUT NEVADA POWER
AND SIERRA PACIFIC, IS AVAILABLE ON THE INTERNET AT HTTP://WWW.NEVADAPOWER.COM AND HTTP://WWW.SIERRAPACIFIC.COM.

CONTACTS FOR SIERRA PACIFIC:              CONTACTS FOR NEVADA POWER:
   MEDIA:                                    MEDIA:
    Bob Sagan / Charles Fletcher              Glenda McCartney / Tom Henley
    (702) 834-4834 / (702) 834-3959           (702) 367-5678 / (702) 367-5681

   INVESTORS:                                INVESTORS:
    Richard Atkinson                          Lauran M. Watson
    (702) 834-4358                            (702) 367-5610